EXHIBIT 99.4

[FINISAR LETTERHEAD]

Finisar Announces Sale of Opticity™ Product Line And Initiates
a Supply Agreement with ONI Systems, Inc.

    SUNNYVALE, Calif., February 13, 2001—Finisar Corporation (Nasdaq: FNSR), a leading provider of gigabit fiber optic solutions for high-speed data networks, announced an agreement to sell technology and other assets associated with it's Opticity™ product line to ONI Systems, Inc. (Nasdaq: ONIS) for consideration totaling approximately $50 million. Finisar also announced that it has entered into a supply agreement for certain optical components for ONI's new ONLINE2500™ product incorporating the technology to be purchased from Finisar.

    The technology being sold includes Gigabit Ethernet multiplexing, Fibre Channel multiplexing and coarse wavelength division multiplexing (CWDM) to deliver high bandwidth optical services to the network edge for Gigabit Ethernet, Fibre Channel and SONET traffic. The technology will be incorporated into ONI's new edge optical services platform, the ONLINE2500, developed for flexible delivery of wavelength services directly to the network edge. The ONLINE2500 enables cost effective delivery of a comprehensive set of high bandwidth services to carriers and enterprise customers by combining Finisar's data-centric edge optical transport capabilities with ONI's transparent wavelength capabilities and ONWAVE service-multiplexing technology. The ONLINE2500 is expected to be generally available in the second calendar quarter of this year for volume delivery in the third quarter.

    "ONI's purchase of the Opticity system technology validates the use of cost-effective CWDM in the metropolitan area marketplace," said Jerry Rawls, Finisar's President and CEO. "With the sale of our Opticity™ technology to ONI, Finisar will be positioned to more strongly focus on our core competencies - active and passive optical WDM components and subsystems. We are excited about adding a new customer to the Finisar family; ONI is clearly positioned to be a leader in the metropolitan area networking race".

    "ONI sees the optical edge of the network as a prime opportunity," said Hugh Martin, ONI Systems president and CEO. "The conversion from electrical communication services to optical, high bandwidth services for the enterprise is now underway and ONI is positioned to lead the charge to deliver the optical network right to the enterprise."

    OPTX network management software, already in use across ONI's ONLINE 7000, 9000, and 11000 platforms, manages and provisions the ONLINE2500. Service providers now have the means to provision and manage expanded optical end-to-end services, from enterprise through the network core using ONI's extended family of ONLINE products.

    Under the terms of the agreement, ONI will acquire the technology associated with Finisar's Opticity™ product line for approximately $50 million, comprised of ONI common stock with a value of $20 million and $30 million in cash. Of the amount to be paid in cash, $25 million will be paid upon the completion of certain mutually agreed upon milestones to be completed after the transaction closes. The transaction is expected to close during the first calendar quarter of 2001.

ABOUT FINISAR

    Finisar Corporation (Nasdaq: FNSR) is a leading provider of fiber optic subsystems and network performance test systems which enable high-speed data communications over Gigabit Ethernet local area networks (LANs), Fibre Channel storage area networks (SANs), metropolitan data network applications (MANs), and CATV. Finisar is focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for networking and storage equipment manufacturers. Finisar's operations are located at 1308 Moffett Park Drive, Sunnyvale, CA 94089. For more information, visit Finisar's web site at http://www.finisar.com.

ABOUT ONI SYSTEMS

    ONI Systems™ (NASDAQ: ONIS) develops, markets and sells all-optical networking equipment specifically designed to address bandwidth and service limitations of regional and metropolitan networks. Our products allow communications service providers to rapidly build high-capacity metro networks that are flexible, scalable and able to support multiple services on a single platform. Our products include the ONLINE11000™, the ONLINE9000™, and the ONLINE7000™ optical transport platforms, and the SONET/SDH Multiplexer™ and Data Multiplexer™, and OC-192/STM-64 (10 gigabits per second) interface. The ONLINE™ optical transport platforms incorporate the OPTX™ operating system for wavelength and service management in optical networks and the OLMP™ optical link management protocol suite for internetworking between the optical transport and data or voice switching layers of the network. For more information about ONI Systems and its products, visit ONI Systems' Web site at www.oni.com http://www.oni.com.

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    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Finisar Corporation's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this document are based upon information available to Finisar Corporation as of the date hereof, and Finisar Corporation assumes no obligation to update any such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected, including the risk that the proposed transaction may not close or that Finisar may not complete one or more of the development milestones required to receive full payment of the cash portion of the purchase price. Other risks relating to Finisar Corporation's business are set forth in Finisar Corporation's Form 10-K report for its fiscal year ending April 30, 2000, as filed with the Securities and Exchange Commission, and other reports filed from time to time with the Securities and Exchange Commission.